Consent of Independent Registered Public Accounting Firm We consent to the use of our reports dated May 26, 2021, with respect to the consolidated balance sheets of Bristow Group Inc. as of March 31, 2021 (Successor) and March 31, 2020 (Successor), the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ investment and mezzanine equity, and cash flows for the year ended March 31, 2021 (Successor), the five month period ended March 31, 2020 (Successor), the seven month period ended October 31, 2019 (Predecessor), and the year ended March 31, 2019 (Predecessor), and the related notes (collectively, the consolidated financial statements) of Bristow Group Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. Our report on the consolidated financial statements refers to a new basis of presentation as the accompanying consolidated financial statements are being prepared in conformity with Accounting Standards Codification 852, Reorganizations, with the Company’s assets, liabilities and a capital structure having carrying amounts not comparable with prior periods, which became effective on October 31, 2019. Houston, Texas August 3, 2021